SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                          SCHEDULE 13D
                        Amendment No. 3


           Under the Securities Exchange Act of 1934


                         SPECTRX, INC.
                        (Name of Issuer)


                 Common Stock, $0.001 par value
                 (Title of Class of Securities)


                           847635109
                         (CUSIP Number)


                    H. Vaughan Blaxter, III
                      1900 Grant Building
                 Pittsburgh, Pennsylvania 15219

                         (412) 281-2620
         (Name, address and telephone number of person
       authorized to receive notices and communications)

                         July 15, 1998
     Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this statement, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g),
check the following:                                            [   ]

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HILLMAN MEDICAL VENTURES 1993 L.P.
     I.D. #51-0345071

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power
     714,286

8    Shared Voting Power


9.   Sole Dispositive Power
     714,286

10   Shared Dispositve Power


11   Aggregate Amount Beneficially Owned by Each Reporting Person
     714,286

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     9.2%

14   Type of Reporting Person
     PN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HILLMAN MEDICAL VENTURES 1994 L.P.
     I.D. #51-0353407

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power
     275,953

8    Shared Voting Power


9    Sole Dispositive Power
     275,953

10   Shared Dispositve Power


11   Aggregate Amount Beneficially Owned by Each Reporting Person
     275,953

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     3.6%

14   Type of Reporting Person
     PN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HILLMAN MEDICAL VENTURES 1995 L.P.
     I.D. #51-0364601

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power
     101,860

8    Shared Voting Power


9    Sole Dispositive Power
     101,860

10   Shared Dispositve Power


11   Aggregate Amount Beneficially Owned by Each Reporting Person
     101,860

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     1.3%

14   Type of Reporting Person
     PN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HILLMAN MEDICAL VENTURES 1996 L.P.
     I.D. #51-0372016

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power
     423,102

8    Shared Voting Power


9    Sole Dispositive Power
     423,102

10   Shared  Dispositve Power


11   Aggregate Amount Beneficially Owned by Each Reporting Person
     423,102

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     5.5%

14   Type of Reporting Person
     PN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HILLMAN MEDICAL VENTURES 1997 L.P.
     I.D. #52-2028335

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power
     75,000

8    Shared Voting Power


9    Sole Dispositive Power
     75,000

10   Shared Dispositve Power


11   Aggregate Amount Beneficially Owned by Each Reporting Person
     75,000

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     1.0%

14   Type of Reporting Person
     PN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HILLMAN/DOVER LIMITED PARTNERSHIP
     I.D. #51-0386294

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,590,201

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,590,201

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,590,201

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     20.5%

14   Type of Reporting Person
     PN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     CASHON BIOMEDICAL ASSOCIATES L.P.
     I.D. #23-2555178

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,590,201

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,590,201

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,590,201

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     20.5%

14   Type of Reporting Person
     PN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     WILMINGTON INTERSTATE CORPORATION
     I.D. #51-0313966

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power
     82,637

8    Shared Voting Power


9    Sole Dispositive Power
     82,637

10   Shared Dispositve Power


11   Aggregate Amount Beneficially Owned by Each Reporting Person
     82,637

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     1.1%

14   Type of Reporting Person
     CO

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     WILMINGTON SECURITIES, INC.
     I.D. #51-0114700

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,672,838

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,672,838

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,672,838

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     21.6%

14   Type of Reporting Person
     CO

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     WILMINGTON INVESTMENTS, INC.
     I.D. #51-0344688

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,672,838

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,672,838

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,672,838

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     21.6%

14   Type of Reporting Person
     CO

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     THE HILLMAN COMPANY
     I.D. #25-1011286

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Pennsylvania

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,672,838

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,672,838

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,672,838

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     21.6%

14   Type of Reporting Person
     CO

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person
     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN & C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER
     18, 1985                                I.D. #18-2145466

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     Pennsylvania

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power
     200,000

8    Shared Voting Power
     1,672,838

9    Sole Dispositive Power
     200,000

10   Shared Dispositve Power
     1,672,838

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,872,838

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     24.2%

14   Type of Reporting Person
     OO

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     C. G. GREFENSTETTE
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,872,838

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,872,838

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,872,838

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     24.2%

14   Type of Reporting Person
     IN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HENRY L. HILLMAN
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,872,838

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,872,838

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,872,838

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     24.2%

14   Type of Reporting Person
     IN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     ELSIE HILLIARD HILLMAN
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,872,838

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,872,838

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,872,838

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     24.2%

14   Type of Reporting Person
     IN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     CHARLES G. HADLEY
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,590,201

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,590,201

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,590,201

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     20.5%

14   Type of Reporting Person
     IN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HAL S. BRODERSON
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,590,201

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,590,201

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,590,201

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     20.5%

14   Type of Reporting Person
     IN

CUSIP NO. 847635109

1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     RONALD J. BRENNER
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group	(a)  [   X   ]
									(b)  [       ]

3    SEC Use Only

4    Source of Funds
     OO

5    Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)					[       ]

6    Citizenship or Place of Organization
     U.S.

Number of Shares Beneficially Owned by Each Reporting Person With

7    Sole Voting Power


8    Shared Voting Power
     1,590,201

9    Sole Dispositive Power


10   Shared Dispositve Power
     1,590,201

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,590,201

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain
     Shares

13   Percent of Class Represented by Amount in Row (11)
     20.5%

14   Type of Reporting Person
     IN

                          SCHEDULE 13D


     This statement ("Statement") constitutes Amendment No. 3 to
Schedule 13D filed with the Securities and Exchange Commission
(the "Commission") on July 21, 1998 (the "Filing").

Item 1.   Security and Issuer

     This Statement relates to the Common Stock, $0.001 par value, of SpectRx, Inc., a Delaware corporation (the "Issuer"). The address of the Issuer's principal executive office is 6025A Unity Drive, Norcross, Georgia 30071.

Item 2.   Identity and Background

     (a) Names of persons filing (individually, the "Registrant" and collectively, the "Registrants"):

          Hillman Medical Ventures 1993 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman Medical Ventures 1994 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman Medical Ventures 1995 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman Medical Ventures 1996 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman Medical Ventures 1997 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover
          Limited Partnership and Cashon Biomedical Associates L.P.

          Hillman/Dover Limited Partnership, a Delaware limited partnership whose general partner is Wilmington Securities, Inc.

          Cashon Biomedical Associates L.P., a Delaware limited partnership whose general partners are Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner.

          Wilmington Interstate Corporation, a Delaware corporation, a wholly-owned subsidiary of Wilmington Securities, Inc.

          Wilmington Securities, Inc., a Delaware corporation, a wholly-owned subsidiary of Wilmington Investments, Inc.

          Wilmington Investments, Inc., a Delaware corporation, a wholly-owned subsidiary of The Hillman Company.

          The Hillman Company, a Pennsylvania corporation controlled by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette,as Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985.

          Henry L. Hillman, Elsie Hilliard Hillman and C. G.
          Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "1985 Trust").

          C. G. Grefenstette

          Henry L. Hillman

          Elsie Hilliard Hillman

          Charles G. Hadley

          Hal S. Broderson

          Ronald J. Brenner

          The name, position, business address and citizenship of each director and executive officer of the entities listed above, each controlling person of such entities and each director and executive officer of any person or corporation in control of said entities, is attached hereto as Exhibit 1.

     (b)  Business Address

          The addresses of the Registrants are as follows:

          The Hillman Company and the 1985 Trust are each located at:
          1900 Grant Building
          Pittsburgh, Pennsylvania 15219

          Wilmington Interstate Corporation, Wilmington Securities,
     	    Inc., Wilmington Investments, Inc., Hillman/Dover Limited
	         Partnership, Hillman Medical Ventures 1993 L.P., Hillman
     	    Medical Ventures 1994 L.P., Hillman Medical Ventures 1995
	         L.P., Hillman Medical Ventures 1996 L.P. and Hillman Medical Ventures 1997 L.P. are located at:
          824 Market Street, Suite 900
          Wilmington, Delaware 19801

          Cashon Biomedical Associates L.P., Charles G. Hadley,
          Hal S. Broderson and Ronald J. Brenner are located at:
          One Tower Bridge, Suite 1350
          100 Front Street
          Conshohocken, Pennsylvania 19428

          C. G. Grefenstette
          2000 Grant Building
          Pittsburgh, Pennsylvania 15219

          Henry L. Hillman
          2000 Grant Building
          Pittsburgh, Pennsylvania 15219

          Elsie Hilliard Hillman
          2000 Grant Building
          Pittsburgh, Pennsylvania 15219

     (c)  Principal occupation or employment

          The principal occupations of the limited partnerships listed in response to Item 2(a) are: investments in medical area.

          The principal occupations of the corporations, listed in response to Item 2(a) are: diversified investments and operations.

          The principal occupations of the 1985 Trust is: diversified investments and operations.

          Charles G. Hadley
          General Partner, Cashon Biomedical Associates L.P.

          Hal S. Broderson
          General Partner, Cashon Biomedical Associates L.P.

          Ronald J. Brenner
          General Partner, Cashon Biomedical Associates L.P.

          C. G. Grefenstette
          See Exhibit 1

          Henry L. Hillman
          See Exhibit 1

          Elsie Hilliard Hillman
          See Exhibit 1

     (d)  Criminal convictions

          None of the persons named in Item 2(a)(including Exhibit 1) have been convicted in a criminal proceeding in the last five years.

     (e)  Civil proceedings

          None of the persons listed in response to Item 2(a)
	    (including Exhibit 1) have in the last five years been subject to a judgment, decree or final order as described in Item 2, subsection (e) of Schedule 13D.

     (f)  Citizenship

          The 1985 Trust is a Pennsylvania trust.

          Wilmington Interstate Corporation, Wilmington Securities,
	    Inc. and Wilmington Investments, Inc. are Delaware corporations.

          The Hillman Company is a Pennsylvania corporation.

          Hillman/Dover Limited Partnership, Cashon Biomedical
	    Associates L.P., Hillman Medical Ventures 1993 L.P.,
	    Hillman Medical Ventures 1994 L.P., Hillman Medical Ventures 1995 L.P., Hillman Medical Ventures 1996 L.P. and Hillman
     Medical Ventures 1997 L.P. are Delaware limited partnerships.

          C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard Hillman, Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner are U.S. citizens.

Item 3.   Source and Amount of Funds or Other Consideration

          None.

Item 4.   Purpose of Transaction

          The 1985 Trust made the following purchase of shares of the Issuer's Common Stock:

	    On July 15, 1998, the 1985 Trust purchased 100,000 shares of Common Stock for a price of $6.25 per share.

       Except as set forth above, the Registrants have no present plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of the Issuer or the disposition of securities of the Issuer, (b) an extraordinary corporate transaction, such as a merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries, (c) a sale or transfer of a material amount of the assets of the Issuer or any of its subsidiaries,(d) any change in the present Board of Directors or Management of the Issuer including any plans or proposals to change the number or term of Directors or to fill any existing vacancies on the Board, (e) any material change in the present capitalization or dividend policy of the Issuer, (f) any other material change in the Issuer's business or corporate structure, (g) changes in the Issuer's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person, (h) causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act of 1933, or (j) any action similar to those enumerated above.

Item 5.     Interest in Securities of the Issuer

  (a)  Beneficial Ownership

       The following is a list of the Issuer's Common Stock of which each Registrant is a direct, beneficial owner. It includes the number of shares held and the percentage of the class of such shares that are held by such Registrant.


       Name                  Number of Shares    % of Class of Shares

       The 1985 Trust      	    	200,000        2.6%

       Wilmington Interstate
       Corporation              	 82,637        1.1%

       Hillman Medical
       Ventures 1993 L.P.       	714,286        9.2%

       Hillman Medical
       Ventures 1994 L.P.       	275,953        3.6%

       Hillman Medical
       Ventures 1995 L.P.       	101,860        1.3%

       Hillman Medical
       Ventures 1996 L.P.        423,102        5.5%

       Hillman Medical
       Ventures 1997 L.P.         75,000        1.0%


  (b)  Power to Vote or Dispose of Shares

       Each person listed above in response to Item 5(a) has the sole power to vote and to direct the vote and the sole power to dispose of and direct the disposition of those shares except as follows:

       (i)  Wilmington Interstate Corporation, Wilmington Securities,
		Inc., Wilmington Investments, Inc., The Hillman Company, Henry L. Hillman, as settlor and Trustee of the 1985 Trust, and Elsie Hilliard Hillman and C. G. Grefenstette, as Trustees of the 1985 Trust, may be deemed to share voting and disposition power regarding 1,872,838 shares of Common
  Stock held beneficially by the 1985 Trust, Wilmington
		Interstate Corporation, and Hillman Medical Ventures 1993 L.P., Hillman Medical Ventures 1994 L.P., Hillman Medical Ventures 1995 L.P., Hillman Medical Ventures 1996 L.P.
		and Hillman Medical Ventures 1997 L.P., whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. Wilmington Securities, Inc.
		is the general partner of Hillman/Dover Limited Partnership.

       (ii) As trustees of the 1985 Trust, Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette may be deemed to own beneficially and share voting and disposition power over 1,872,838 shares of Common Stock.

       (iii)Cashon Biomedical Associates L.P., Charles G. Hadley,
		Hal S. Broderson and Ronald J. Brenner may be deemed to own benefically and share voting and disposition power over 1,590,201 shares of Common Stock.

  (c), (d) and (e).  Not applicable.

Item 6.     Contracts, Arrangements, Understandings of Relationships
		With Respect to Securities of the Issuer

  None.

Item 7.     Material to be Filed as Exhibits

  Exhibit 1. Information concerning officers and directors of reporting persons and certain affiliates thereof.

                           SIGNATURES

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      HILLMAN MEDICAL VENTURES 1993 L.P.,
                      HILLMAN MEDICAL VENTURES 1994 L.P.,
                      HILLMAN MEDICAL VENTURES 1995 L.P.,
                      HILLMAN MEDICAL VENTURES 1996 L.P.,
                      and HILLMAN MEDICAL VENTURES 1997 L.P.

                      By Hillman/Dover Limited Partnership,
                      a General Partner

                      By Wilmington Securities, Inc., the sole
                      General Partner

                           /s/ Andrew H. McQuarrie
                      By _________________________________________
                           Andrew H. McQuarrie, Vice President

                      By Cashon Biomedical Associates L.P.,
                      a General Partner

                           /s/ Charles G. Hadley
                      By _________________________________________
                           Charles G. Hadley, General Partner

                           /s/ Hal S. Broderson
                      By _________________________________________
                           Hal S. Broderson, General Partner

                           /s/ Ronald J. Brenner
                      By _________________________________________
                           Ronald J. Brenner, General Partner


                      HILLMAN/DOVER LIMITED PARTNERSHIP

                      By Wilmington Securities, Inc.,
                      the sole General Partner

                           /s/ Andrew H. McQuarrie
                      By _________________________________________
                           Andrew H. McQuarrie, Vice President

                      CASHON BIOMEDICAL ASSOCIATES L.P.

                           /s/ Charles G. Hadley
                      By _________________________________________
                           Charles G. Hadley, General Partner

                           /s/ Hal S. Broderson
                      By _________________________________________
                           Hal S. Broderson, General Partner

                           /s/ Ronald J. Brenner
                      By _________________________________________
                           Ronald J. Brenner, General Partner


                      WILMINGTON INTERSTATE CORPORATION

                           /s/ Andrew H. McQuarrie
                      By _________________________________________
                           Andrew H. McQuarrie, Vice President


                      WILMINGTON SECURITIES, INC.

                           /s/ Andrew H. McQuarrie
                      By _________________________________________
                           Andrew H. McQuarrie, Vice President


                      WILMINGTON INVESTMENTS, INC.

                           /s/ Andrew H. McQuarrie
                      By _________________________________________
                           Andrew H. McQuarrie, Vice President


                      THE HILLMAN COMPANY

                           /s/ Lawrence M. Wagner
                      By _________________________________________
                           Lawrence M. Wagner, President


                      HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
                      & C. G. GREFENSTETTE, TRUSTEES OF THE HENRY
                      L. HILLMAN TRUST U/A DATED NOVEMBER 18,
                      1985

                           /s/ C. G. Grefenstette
                      By _________________________________________
                           C. G. Grefenstette, Trustee


                      /s/ C. G. Grefenstette
                      ____________________________________________
                      C. G. Grefenstette

                      /s/ Henry L. Hillman
                      ____________________________________________
                      Henry L. Hillman

                      /s/ Elsie Hilliard Hillman
                      ____________________________________________
                      Elsie Hilliard Hillman

                      /s/ Charles G. Hadley
                      ____________________________________________
                      Charles G. Hadley

                      /s/ Hal S. Broderson
                      ____________________________________________
                      Hal S. Broderson

                      /s/ Ronald J. Brenner
                      ____________________________________________
                      Ronald J. Brenner